EXHIBIT 99.1

Boston Private Announces Secondary Offering by BP Holdco, L.P.
Boston, MA - May 29, 2013 - Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) announced that BP Holdco, L.P., an affiliate of The Carlyle Group, has agreed to sell 3,900,000 shares of Boston Private common stock in an underwritten at-the-market offering. BP Holdco, L.P. has granted the underwriters a 30-day option to purchase an additional 585,000 shares. Following this offering, assuming full exercise of the underwriters' option to purchase additional shares, BP Holdco, L.P. would own approximately 4.1% of the outstanding shares of Boston Private's common stock. BP Holdco, L.P. has also agreed to a 60 day lock-up for its remaining shares of Boston Private's common stock.
Boston Private will not sell any shares in the offering and will not receive any proceeds from the offering.
Citigroup will act as the sole book-running manager for the offering. Sandler O'Neill + Partners, L.P. will act as the co-manager for the offering.
The underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ stock exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The last reported sale price of Boston Private's common stock on May 29, 2013 was $10.22 per share.
The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. You may obtain the prospectus supplement and accompanying prospectus for the offering, when available, from Citigroup, ATTN: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 800-831-9146, or, alternatively for free by visiting EDGAR on the SEC website at www.sec.gov.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Boston Private
Boston Private Financial Holdings is a national financial services organization that owns Wealth Management and Private Banking affiliates in Boston, New York, Los Angeles, and the San Francisco Bay Area. The Company has a $6 billion Private Banking balance sheet, and manages over $20 billion of client assets.

The Company positions its affiliates to serve the high net worth marketplace with high quality products and services of unique appeal to private clients.  The Company also provides strategic oversight and access to resources, both financial and intellectual, to support affiliate management, marketing, compliance and legal activities.   (NASDAQ:  BPFH)

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CONTACT:
Jeanne Hess
Vice President, Investor Relations
Boston Private Financial Holdings, Inc.
(617) 912-3798
jhess@bostonprivate.com